UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 17, 2011

Date of Report (Date of earliest event reported)

SHORETEL, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33506	77-0443568
(Commission file number)	(I.R.S. Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 331-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 17, 2011, ShoreTel, Inc. (the “Company”) entered into a Board Observer Rights Agreement (the “Agreement”), with Edwin J. Basart, the Company’s Chief Technical Officer and a member of the Company’s Board of Directors. The Agreement states that upon the expiration of Mr. Basart’s term as a director on November 9, 2011, the date of the Company’s Annual Meeting of Stockholders, he shall be appointed a Special Advisor to the Board and shall be certain granted Board observer rights as summarized below.

So long as Mr. Basart remains an officer of the Company, he shall be eligible to serve as Special Advisor to the Board and the Company will permit him to attend the regularly scheduled quarterly meetings of the Board in a non-voting, observer capacity and shall receive notice of and materials for such meetings. Mr. Basart may be excluded from any portion of Board meetings as may be necessary to preserve attorney-client privilege, or if the Board determines in good faith that matters to be discussed are highly sensitive or confidential, or if his attendance could present a conflict of interest.

The Board also decreased the size of the Board by one seat, to a total of seven, effective immediately prior to the Company’s 2011 Annual Meeting of Stockholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

Date: August 22, 2011	By:	/s/ Ava M. Hahn
Name: Ava M. Hahn
Title: VP & General Counsel